MARKET-LINKED ONE LOOK NOTES WITH ENHANCED BUFFER	Filed Pursuant to Rule 433 Registration No. 333-290665-01
Market-Linked One Look Notes with Enhanced Buffer Linked to the VanEck® Gold Miners ETF
The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)).  The graph and table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.
Hypothetical Percentage Change from the Starting Value to the Ending Value
Hypothetical Redemption Amount per Unit
Hypothetical Total Rate of Return on the Notes
-100.00%
$1.00
-90.00%
-50.00%
$6.00
-40.00%
-20.00%
$9.00
-10.00%
  -10.00%(1)
   $11.80(2)
18.00%
-6.00%
$11.80
18.00%
-3.00%
$11.80
18.00%
 0.00%
$11.80
18.00%
10.00%
$11.80
18.00%
20.00%
$11.80
18.00%
 29.00%
$11.80
18.00%
40.00%
$11.80
18.00%
50.00%
$11.80
18.00%
60.00%
$11.80
18.00%
100.00%
$11.80
18.00%
(1)     This hypothetical percentage change corresponds to the Threshold Value.
(2)     This amount represents the sum of the principal amount and the Step Up Payment of $1.80.

Issuer	BofA Finance LLC (“BofA Finance”)
Guarantor	Bank of America Corporation (“BAC”)
Principal Amount	$10.00 per unit
Term	Approximately 14 months
Market Measure	The VanEck® Gold Miners ETF (Bloomberg symbol: “GDX”)
Payout Profile at Maturity
●
If the Market Measure is greater than or equal to 90.00% of the Starting Value, a return equal to the return represented by the Step Up Payment
●
1-to-1 downside exposure to decreases in the Market Measure beyond a 10.00% decline, with up to 90% of your principal at risk

Step Up Payment	[$1.50 to $2.10] per unit, a [15.00% to 21.00%] return over the principal amount, to be determined on the pricing date
Threshold Value	90% of the Starting Value of the Market Measure
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/1682472/000191870426003510/bofa-424b2.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
●
Your investment may result in a loss; there is no guaranteed return of principal.
●
Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.
●
The initial estimated value of the notes on the pricing date will be less than their public offering price.
●
If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
●
Your investment return is limited to the return represented by the Step Up Payment and may be less than a comparable investment directly in the Underlying Fund or the commodity held by the Underlying Fund
●
You will have no rights of a holder of the Market Measure or the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
●
There are liquidity and management risks associated with the Underlying Fund.
●
All of the securities held by the Underlying Fund are concentrated in one industry.
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The notes will be subject to risks associated with small-capitalization or mid-capitalization companies.
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The performance of the Underlying Fund may not correlate with the performance of its underlying index as well as the net asset value per share of the Underlying Fund, especially during periods of market volatility.
●
The sponsor of the NYSE Arca Gold Miners Index, which is the underlying index of the Underlying Fund,  may adjust the Underlying Index in a way that affects its level, and has no obligation to consider your interests.
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The performance of the Underlying Fund may be influenced by gold and silver prices.
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An investment in the Notes is subject to risks associated with investing in stocks in the gold and silver mining industries.
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An investment in the Notes is subject to risks associated with foreign securities markets, including emerging markets.
●
The Notes are subject to foreign currency exchange rate risk.
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The GDX recently changed the index it tracks.
●
The MarketVector Global Gold Miners Index, which is the GDX's underlying index, has a limited operating history.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.